Exhibit 99.1
Town Sports International, Inc. Announces Cash Tender Offer and Related Consent Solicitation for Outstanding Debt Securities
NEW YORK, May 4, 2006 —Town Sports International, Inc. (the “Company”) announced today that it commenced an offer to purchase (the “Tender Offer”) for cash up to $85,000,000 aggregate principal amount of its outstanding 9 5/8% senior notes due 2011 (“Notes”) and a related solicitation of consents (the “Solicitation”) to certain proposed amendments to the indenture governing the Notes, and a waiver of any defaults or events of default thereunder, in each case (the “Consents”), subject to the terms and conditions set forth in the Offer to Purchase and Consent Solicitation Statement (the “Statement”) and the related Letter of Transmittal and Consent (the “Letter of Transmittal”), each dated May 4, 2006.
The Tender Offer will expire at Midnight, New York City time, on June 1, 2006, unless extended or earlier terminated (the “Expiration Date”). The Company is offering additional consideration (the “Early Tender Payment”) payable only to holders who validly tender (and do not withdraw) their Notes on or prior to 5:00 P.M., New York City time, on May 12, 2006, unless extended by the Company (the “Early Tender Payment Deadline”). Completion of the Tender Offer is subject to the satisfaction or waiver of certain conditions, including without limitation, the completion of a proposed registered offering of the common stock of the Company’s parent, Town Sports International Holdings, Inc.
The total consideration for each $1,000 principal amount of Notes tendered and accepted for payment pursuant to the tender offer will be $1,080.04 plus accrued and unpaid interest thereon to, but excluding, the date the Notes are accepted for payment following the expiration date of the tender offer (the “Payment Date”). The total consideration consists of (1) $1,065.04 per $1,000 principal amount of the Notes plus accrued and unpaid interest thereon to, but excluding, the Payment Date and (2) the Early Tender Payment, consisting of $15.00 per $1,000 principal amount of Notes and payable only to holders who validly tender (and do not withdraw) their Notes on or prior to the Early Tender Payment Deadline. Holders who tender Notes following that time will not receive the Early Tender Payment. The Company is not making any payments for the delivery of Consents.
Holders who validly tender (and do not validly withdraw) all or any portion of their Notes will be deemed to have delivered Consents with respect to the aggregate principal amount of Notes tendered by such Holder, whether or not purchased by the Company.
Acceptance of the Notes may be subject to pro ration as described in the Statement. Notwithstanding any such pro ration, Holders will be deemed to have delivered Consents with respect to the aggregate principal amount of Notes tendered by such Holder, whether or not purchased by the Company.
The Company has engaged Deutsche Bank Securities Inc. to act as the exclusive dealer manager and consent solicitation agent for the Tender Offer. Copies of the Statement and Letter of Transmittal may be obtained from, and questions regarding the Tender Offer and the Solicitation may be directed to, the information agent, MacKenzie Partners,

Inc., which can be reached at (212) 929-5500 (collect) and toll-free at (800) 322-2885. For questions concerning delivery by means of the Automated Tender Offer Program please contact The Bank of New York, the Depositary for the Tender Offer and the Solicitation, at (212) 815-6331.
This press release is for informational purposes only and is not an offer to purchase or a solicitation of acceptance of the offer to purchase with respect to any Notes. The offer or solicitation may be made only pursuant to the terms of the Statement and Letter of Transmittal.
About Town Sports International, Inc.:
The Company is a wholly owned subsidiary of Town Sports International Holdings, Inc.
About Town Sports International Holdings, Inc.:
New York-based Town Sports International Holdings, Inc. is a leading owner and operator of health clubs in the Northeast and mid-Atlantic regions of the United States. In addition to New York Sports Clubs, TSI operates under the brand names of Boston Sports Clubs, Washington Sports Clubs and Philadelphia Sports Clubs, with 142 clubs and 432,000 members in the U.S. In addition, the Company operates three facilities in Switzerland with approximately 6,000 members. For more information on TSI visit www.mysportsclubs.com
Town Sports International Holdings, Inc., New York
Investor Contact:
Integrated Corporate Relations
Joseph.teklits@icrinc.com or
investor.relations@town-sports.com
This press release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions, including the ability to satisfy the conditions to consummate the Tender Offer. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected.